ARROW ELECTRONICS, INC. 9201 E. DRY CREEK ROAD CENTENNIAL, CO 80112 303-824-4000	NEWS
Exhibit 99.1

ARROW ELECTRONICS ANNOUNCES GERRY P. SMITH AS A NEW DIRECTOR TO ITS BOARD

FOR IMMEDIATE RELEASE

CENTENNIAL, Colo. – Sept. 17, 2020 -- Arrow Electronics, Inc. (NYSE:ARW) announced that Gerry P. Smith, chief executive officer and director of The ODP Corporation, has joined the company's board of directors. The addition of Mr. Smith increases the total number of directors on the board to 11.

“I look forward to Gerry’s future contribution as a member of our board. As the CEO of The ODP Corporation, he brings a depth of knowledge in workplace technology solutions and experience leading an integrated B2B distribution platform,” said Michael J. Long, chairman, president, and chief executive officer of Arrow Electronics. “Gerry’s prior success at Lenovo also brings us valuable expertise in the market for data center and cloud solutions and in terms of building and managing complex global supply chains.”

Since 2017, Mr. Smith has been chief executive officer, and director of The ODP Corporation, a leading provider of business services, products, and digital workplace technology solutions to businesses through its banner brands such as Office Depot, OfficeMax and CompuCom. Previously, Mr. Smith served as executive vice president and chief operating officer of the PC and Server groups at Lenovo Group Limited and served in a number of senior executive roles across Lenovo’s business from 2006 to 2017. Prior to Lenovo, he held executive positions at Dell, Inc. and was responsible for the creation of Dell’s Singapore Design Center.

Arrow Electronics guides innovation forward for over 175,000 leading technology manufacturers and service providers. With 2019 sales of $29 billion, Arrow develops technology solutions that improve business and daily life. Learn more at fiveyearsout.com.

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Contact:	Steven O’Brien Vice President, Investor Relations 303-824-4544

Media Contact:	John Hourigan Vice President, Global Communications 303-824-4586